                                                                     Exhibit 2.1

            ASSETS PURCHASE AGREEMENT, dated as of April 1, 1996 (this "Agreement"), by and between

                  (1) MEDSCAPE, INC., a New York corporation ("Purchaser"); and

                  (2) SCP COMMUNICATIONS, INC., a Delaware corporation
            ("Seller").

                              W I T N E S S E T H :

            WHEREAS, Seller has commenced a business known as "Medscape" as an on-line medical information site on the World Wide Web;

            WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the business assets of the Seller utilized in the Medscape business (the "Business"), together with the goodwill associated with the Business, as are identified to be purchased by Purchaser under this Agreement (collectively, the "Purchased Assets" ), upon the terms and subject to the conditions set forth in this Agreement;

            NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:

                                    ARTICLE I

                                     GENERAL

            1.01. Purchased Assets. (a) As of the date hereof, Seller shall convey, sell, transfer, assign and deliver unto Purchaser, and its successors and assigns forever, the Purchased Assets as set on Exhibit 1.01 hereof, together with the goodwill associated with the Business and all other intangible assets which derive from the Business together with copies of all files, books and records relating to the Purchased Assets.

                  (b) From and after the date hereof, Seller shall give to Purchaser and its representatives free and unrestricted access to the books, files and records of Seller relating to the Business. Prior to destroying or disposing of such books, files and records, Seller shall give 30-days notice to Purchaser of the intended destruction or disposition, and Purchaser shall have the right to take possession of the same or to make copies of the same at its expense.

            1.02. Excluded Assets. The Purchased Assets shall not include any right, title, interest and claims of Seller in, to or under any of the following assets: cash and cash equivalents; tax returns; articles of incorporation and by-laws of Seller; corporate minutes; seals and stock books of Seller; bank deposits or accounts of Seller; refunds or claims for refunds of taxes payable by Seller; and any other assets tangible or intangible, which do not relate to the Business.

            1.03. Leased Assets. Seller hereby leases to Purchaser for a term of one (1) year the equipment identified on Exhibit 1.03 hereto for the annual rental set forth on such Exhibit and on such other terms and conditions as the parties may mutually agree.

            1.04. No Liabilities Assumed by Purchaser. Purchaser shall not assume any liabilities, payments or obligations of Seller (absolute, contingent or otherwise) arising out of the Business, the ownership or operation of any of the Purchased Assets, or the consummation of the transactions under this Agreement or otherwise.

            1.05. Purchase Price. (a) The purchase price (the "Purchase Price") for the Purchased Assets shall be $50,000, payable to Seller in cash and the assumption of the lease obligations set forth in section 1.03.

                  (b) The Purchase Price shall be allocated among each item or class of the Purchased Assets for all tax purposes in accordance with the allocation schedule attached hereto as Exhibit 1.05. The parties agree that they will prepare and file their respective federal and any state or local income tax returns, and any sales tax returns or other filings, based on such allocation of the Purchase Price, and shall not take a position in any tax proceeding, tax audit or otherwise inconsistent with such allocation.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            2.01. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

                  (a) Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Consents, Authorizations, Binding Effect, Etc. Seller may execute, deliver and perform this Agreement without the necessity of any consent, approval, authorization or waiver or giving any notice or otherwise (including without limitation any consent of or notice to any other stockholder of Seller), except for such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and remain in full force and effect and such notices which have been given. This Agreement has been duly authorized, executed and delivered by Seller and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution, delivery and performance of this Agreement by Seller will not (1) constitute a violation of the certificate of information or the by-laws of Seller, as amended and in effect on the date hereof (2) conflict with, result in the breach of or constitute a default under any contract, lease, agreement, license, commitment or order of, or binding upon, Seller, (3) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Seller or the Purchased Assets, or (4) result in the creation of any lien upon any of the Purchased Assets pursuant to the provisions of any of the foregoing. Each tangible and intangible Purchased Asset owned or used by Seller immediately prior hereto will be owned or available for use by Purchaser immediately subsequent to the Closing hereunder on the same basis as the Seller used such asset or right.

                  (c) Insurance. Exhibit 2.01(c) hereto contains a list of all policies of insurance maintained by Seller with respect to the Business in effect on the date hereof and generally describing the coverage thereby. There are no claims pending, or to the best knowledge of Seller, threatened under said policies or disputes with underwriters, and all premiums due and payable have been paid and all such policies are in full force and effect in accordance with their respective terms. In addition, Seller has no reason to believe that any circumstance exists which could give rise to a claim under Seller's errors and omissions or other policies.

                  (d) Litigation and Compliance. There are no actions, suits, claims or proceedings, whether in equity or at law, pending or threatened, and to the best knowledge of Seller, there are no governmental or administrative investigations pending or threatened, against Seller with respect to the Business.

                  To the best of its knowledge, Seller is in, and has conducted its operations in, material compliance with, and is not in material default or violation under, and has not conducted its operations in material violation of, any law, rule, regulation, decree or order (including without limitation environmental, safety and health matters and matters relating to the employment of labor, employee civil rights, and equal employment opportunities) applicable to Seller and the Business.

                  To the best of its knowledge, Seller has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and licenses and other governmental consents which are required in connection with the operation of the Business by Seller.

                  (e) Intellectual Property. To the best of its knowledge, Seller owns or has the right to use pursuant to written license, sublicense, agreement or permission all intellectual property necessary for the operation of the Business as presently conducted. As used in this Agreement, intellectual property means and includes (a) patents, patent applications, patent disclosures and improvements thereto; (b) trademarks, service marks, trade dress, logos, trade names and corporate names (including without limitation all brand names and trade style), and registrations and applications for registration thereof and all rights related thereto, including all good will; (c) copyrights and registrations and applications for registration thereof; (d) computer software, data and documentation; (e) trade secrets and confidential business information (including ideas, know-how, inventions, drawings, specifications, manuals, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and all other proprietary information); and (f) license agreements or other rights related to the foregoing and any rights or causes of action resulting from any infringement or violation of any of the foregoing.

                  Seller is not aware of any basis for any claim by any third party that Seller's operation of the Business infringes the patents, trademarks, copyrights, trade secrets or other intellectual property rights of any third party. Seller has made no claims that a third party has violated or infringed any of Seller's patents, trademarks, copyrights, trade secrets or other proprietary rights.

                  Exhibit 1.01 sets forth all patents and patent applications, trademarks, service marks, trade names and registrations and applications for registrations, copyright registrations and license agreements or other rights related to the foregoing and any rights or causes of action resulting from any infringement or violation of any of the foregoing. Except as disclosed on
Exhibit 1.01 Seller has not made any registration or application with respect to any of the intellectual property transferred to Purchaser hereunder. All of patents, trademark and service mark registrations, and copyright registrations listed in Exhibit 1.01 are in full force, are held of record in Seller's name free and clear of all liens and encumbrances, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Seller is the applicant of record in all patent applications, and applications for trademark, service mark, and copyright registration listed in Exhibit 1.01, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application. No order, holding, decision or judgment has been rendered by any governmental authority, and no agreement, consent or stipulation exists, which would limit Seller's use of any intellectual property included in the Purchased Assets.

                  Exhibit 1.01 also identifies each material item of intellectual property that any third party owns and that Seller uses pursuant to license, sublicense, agreement or permission. Seller has made available to representatives of Purchaser correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each such item of intellectual property, the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated by this Agreement.

                  (f) Employees. Exhibit 2.01(f) lists the employees of the Business. Seller is not a party to nor bound by any collective bargaining agreement.

                  (g) Pension and Other Employee Plans and Agreements. Exhibit 2.01(g) hereto sets forth all of the pension plans, deferred compensation plans, other employee benefit plans, employee agreements and severance arrangements relating to the Business, and Seller has delivered to Purchaser true and complete copies of all of the foregoing, as amended and in effect on the date hereof. Except as identified on Exhibit 2.01(g) hereto, none of such plans or agreements constitutes a pension plan as defined in Section 3 (2) of the Employee Retirement Income Security Act of 1974 as amended.

                  (h) Contracts, Etc. All contracts, leases, instruments, licenses, commitments, orders and other agreements relating to the Business to which Seller is party or by which Seller is bound or which relate to the Purchased Assets are listed on Exhibit 2.01(h) hereto. Each of such agreements remain in full force and effect, and, to the best of Seller's knowledge, there are no existing defaults by Seller under any of such agreements.

            2.02. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

                  (a) Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

                  (b) Consents, Authorizations, Binding Effect, Etc. Purchaser may execute, deliver and perform this Agreement without the necessity of any consent, approval, authorization or waiver or giving any notice or otherwise (including without limitation any consent of or notice to any other stockholder of Purchaser), except for such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and remain in full force and effect and such notices which have been given. This Agreement has been duly authorized, executed and delivered by Purchaser and this Agreement constitutes legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by Purchaser will not (1) constitute a violation of the certificate of incorporation or the by-laws of Purchaser, as amended and in effect on the date hereof (2) conflict with, result in the breach of or constitute a default under any contract, lease, agreement, license, commitment or order of, or binding upon, Purchaser, or (3) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Purchaser.

                                   ARTICLE III

                                     CLOSING

            Deliveries at the Closing. Simultaneously with the execution of this Agreement, (i) Seller shall execute, acknowledge (if appropriate) and deliver to Purchaser (x) the Bill of Sale and

(y) such other instruments of sale, transfer, conveyance and assignment as Purchaser reasonably may request, in each case sufficient to convey, transfer and deliver to Purchaser good and marketable title to all the Purchased Assets;
(ii) Purchaser shall execute, acknowledge (if appropriate) and deliver to Seller such instruments of assumption as Seller reasonably may request; and (iii) Purchaser shall deliver the cash Purchase Price.

                                   ARTICLE IV

                                  MISCELLANEOUS

            4.01. Further Actions. From time to time, as and when requested by Purchaser or Seller, Seller (if requested by Purchaser) , and Purchaser (if requested by Seller) , shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be deemed necessary or desirable to carry out the intent and purposes of this Agreement, to convey, transfer, assign and deliver to Purchaser, and its successors and assigns, the Purchased Assets (or to evidence any of the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

            4.02. Broker's Fees. Seller and Purchaser represent and warrant to the other that each has no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement.

            4.03. Expenses. Except as otherwise specifically provided herein, Seller and Purchaser shall each bear its own costs and expenses in connection with the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder. Seller shall pay all sales taxes and any other transfer fees and taxes arising out of the transactions contemplated by this Agreement.

            4.04. Entire Agreement. This Agreement, which includes Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

            4.05. Descriptive Headings. The headings of this Agreement are descriptive and are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

            4.06. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if sent by registered or certified mail (receipt requested), facsimile transmission (with receipt confirmed), or receipted courier or delivery service, addressed as follows, and shall be deemed given when received at the office indicated below:

            If to Seller:     SCP Communications, Inc.
                              134 West 29th Street
                              New York, New York 10001

                              Attention: Donald Edwards
                              Chief Financial Officer

            If to Purchaser:  Medscape, Inc.
                              134 West 29th Street
                              New York, New York 10001

                              Attention: Peter Frishauf
                              Chief Executive Officer

Any party may by notice change the address to which notice or other communications to it are to directed.

            4.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the choice of law principles thereof).

                  Any action, suit or other proceeding initiated by a Seller or Purchaser against the other under or in connection with, this Agreement may be brought only in any Federal or state court in the State of New York, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Seller and Purchaser hereby submit themselves to the jurisdiction of any such court, and agree to refrain from initiating or maintaining any legal proceeding in any other forum or jurisdiction. Seller and Purchaser further agree to waive any right to trial by jury in connection with any such proceeding, or any claim in connection therewith.

            4.08. Survival of Representations and Warranties. All representations and warranties contained herein or made pursuant hereto shall survive the closing of the transactions hereunder and the delivery of the Bill of Sale for a period of eighteen months after the closing.

            4.09. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

            4.10. Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any third party or other person, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

            4.11. Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement on and as of the date first above written.


                                             SCP COMMUNICATIONS, INC.

                                             By: /s/ Donald Edwards
                                                 ------------------------------
                                                 Name:  Donald Edwards
                                                 Title: Chief Financial Officer


                                             MEDSCAPE, INC.

                                             By: /s/ Peter Frishauf
                                                 ------------------------------
                                                 Name:  Peter Frishauf
                                                 Title: Chief Executive Officer

                            Assets Purchase Agreement
                         Exhibit 1.01 - Purchased Assets

Trademark:        MED SCAPE

Trademark:        MED SCAPE THE ONLINE RESOURCE FOR BETTER PATIENT CARE

Trademark:        BannerLink

Trademark:        PicTour

Trademark:        Internet Medical Marketing

Trademark:        Publishers' Circle

                            Assets Purchase Agreement
                          Exhibit 1.05 - Purchase Price

                                                            Purchase
                                                              Price
                                                            --------
Trademark:  MED SCAPE                                       $ 25,000

Trademark:  MEDSCAPE THE ONLINE
            RESOURCE FOR BETTER
            PATIENT CARE                                    $  5,000

Trademark:  BannerLink                                      $  5,000

Trademark:  PicTour                                         $  5,000

Trademark:  Internet Medical Marketing                      $  5,000

Trademark:  Publishers' Circle                              $  5,000
                                                            --------
                                 Total:                     $ 50,000
                                                            --------

                            Assets Purchase Agreement
                          Exhibit 1.03 - Leased Assets

       Computer Equipment leased for a one year term for $2,000 per month

     Vendor           Date    #                      Item
CDW Incorporated    3/11/96   1    ATI Exclaim 2MB #55979-Medscape Web Server
CDW Incorporated    3/27/96   1    Apple PB 5300s (16/750) CDW#05796
CDW Incorporated    3/27/96   1    Apple PB 5300cs (8/500) CDW#62904
CDW Incorporated    3/27/96   1    8MB RAM 5300cs CDW#61393
CDW Incorporated    3/27/96   1    Global Village PowerPort Platinum Pro
CDW Incorporated    3/27/96   1    Megahertz Cruise Card 28.8 PC Card #58075
CDW Incorporated    3/14/96   1    PPC7500/100 (16/500) #57205
CDW Incorporated    3/14/96   1    Sony 15SX #61888
CDW Incorporated    3/14/96   3    PPC7500/100 (16/500) #57205
CDW Incorporated    3/14/96   2    1GB Internal HD #65250
CDW Incorporated    3/14/96   4    Sony 15SX #61888
CDW Incorporated    3/14/96   1    HDI 30 to 50pin Cable #37966
CDW Incorporated    3/14/96   1    Quark Express #63937
CDW Incorporated    3/14/96   1    PPC 7500 (16/lGB/4CD)
CDW Incorporated    3/14/96   1    Norton Update #64414
CDW Incorporated    3/14/96   1    OmniPage Professional Upgrade
CDW Incorporated    2/19/96   1    16MB Chip for 5300 #58842
CDW Incorporated    2/16/96   1    Tripplit Smart 2000rm xl #63426
CDW Incorporated    2/16/96   1    TrippLite RT2 #49214
Farallon            2/12/96   1    Timbuktu Upgrade 10--pack
CDW Incorporated    2/22/96   1    Apple 7500/100 (16/1)
CDW Incorporated    2/22/96   2    16MB DIMMS #56182
CDW Incorporated    2/22/96   10   TDK Blank CD#
CDW Incorporated    2/22/96   1    Newer Technologies Microdock 63850
CDW Incorporated    1/9/96    2    Apple 7500/100 (16/lGB/CD)
CDW Incorporated    1/9/96    1    NEC MultiSync XV17
CDW Incorporated    1/9/96    2    16 DIMM for 7500/10
CDW Incorporated    1/5/96    1    Epson ES1200C Professional Scanner #44508
CDW Incorporated    12/18/95  1    Apple 5300 Active (16/750)
CDW Incorporated    12/18/95  1    Apple 7500/100 (16/1GB/CD)
CDW Incorporated    12/18/95  1    Apple Extended Keyboard II
CDW Incorporated    12/18/95  1    Apple 1705 Multiscan Monitor
CDW Incorporated    12/18/95  1    Global Village PowerPort Platinum Pro
Compu-D Intemation  7/18/95   2    Apple Powermac 6100/66/8/500

Compu-D Intemation  7/18/95   4    16 MB Ram Upgrade
Compu-D Intemation  9/8/95    2    Apple Computer 7500/100 16/1 GIG CD
Apple Computer      4/28/95   2    M3350Z/ACable 15M TWST-PR-INT
Apple Computer      5/12/96   1    M2848G/A Quicktake 100 Travel Case-GE
Apple Computer      5/12/96   1    M379OLL/A Camera Mac Qtake 150-USA
Apple Computer      5/12/96   1    M2655 G/AQuicktake 100 Battery Booster
Apple Computer      4/28/96   4    M3089LL/A Monitor RGB 15 Multiple Scan
Apple Computer      4/28/96   1    M2471LL/A PTR 110V LW 16/600 PS-USA
Apple Computer      4/28/96   1    M3351Z/A Ethernet 10T/5 WRKGRP HUB-IN
Apple Computer      4/28/96   2    Local Talk, Conn Kit DIN-8-USA
Apple Computer      4/28/95   1    M2650G/A 500 Sht Feeder LW 16/600 PS-
Apple Computer      7/13/95   1    M2650G/A 500 Sht Feeder LW 16/600 PS-
Apple Computer      7/13/95   10   M0437Z/B Ethernet Twisted Pair Trans-
Apple Computer      7/13/95   1    M4423LL/A CPU PWR MAC 9500 16/2G/CD/13
Apple Computer      7/13/95   1    M1859Z/D At Ease 3.0-INT
Apple Computer      7/13/95   1    M2471LL/A PTR 110V LW 16/600 PS-USA
Apple Computer      7/13/95   1    M3298LL/A CRD Domestic Fax Card, LW 16/
Apple Computer      7/13/95   1    B2432LL/A BNDL CD600E W/SCSI SYS CBL-U
Apple Computer      8/10/95   10   M2473G/A Toner Cartridge LW-GEN
Apple Computer      8/10/95   4    M3503LL/A Apple SCSI Active Terminator
Apple Computer      9/8/95    2    M1814Z/A Sys Upgr Top Cov Pwrbk Duo D
Apple Computer      9/8/95    1    M3298LL/A CRD Domestic Fax Card, LW 16/
Apple Computer      9/8/95    7    M3102LL/A CPU PWR MAC 7500 16/1GB CD-U

                            Assets Purchase Agreement
                           Exhibit 2.01(c) - Insurance

            Type of Coverage                                    Coverage
--------------------------------------------------------------------------------
Commercial Business Package:

Contents Prop.  Lmt.                                     $             350,000
Deductible                                               $                 500
Valuation                                                          REPL
Business Interrupt                                       $              50,000
Extra Exp.                                                         INCL.
Transit Cov.                                             $              25,000
Prop. of Others on Premises                              $              25,000
Dies, Cuts, Molds, Etc.-Artwork                          $              25,000
Off Premises Cov.                                        $              25,000
Valuable Papers                                                    INCL.
Computer Hardware (Mini Micro)                           $             150,000
Media Coverage (Mini Micro)                              $              22,500
Robbery In & Out                                         $10000./2000.
Burglary                                                           INCL.
Employee Fidelity/Dishonesty                             $               5,000
Plate Glass/Sign Cov.                                         See Bus. Link
BUS LINK ENDT.
Mini-Micro Computer Cov. with Transit Cov.               $150,000 & 25,000Tran
                                                         $2,000,000 per person &
                                                         $1,000,000 umbrella per
                                                         occurrence
General Liab.-Aggreg. Lmt.
Personal Injury
Product Liability                                        $1,000,000 per person
Fire Legal Liability                                     $1,000,000 per person
Water Damage Legal                                       $              50,000
Non-Owner Autom.  Liab.                                            INCL.
Malpractice (E&O) Liab.                                            INCL.
Other Insurance:
Umbrella Liability                                       $           1,000,000
Worker Compensation                                           All employees
NY State Disability                                           All employees

                            Assets Purchase Agreement
                           Exhibit 2.01(f) - Employees

Employee Name                                           Title
-------------                                           -----
Stephen E. Smith                      VP, Director Editorial Design & Production

Daniel P. Mckillen                    VP, Sales

William T. Seitz                      VP, IT

Susan Bergman                         VP, Business Development

Gregory Fortescue                     Marketing Manager

Vincent J. Keane                      Web Designer

Leah Wang                             Assistant Editor

Chris Pepper                          Systems Administrator

Deborah J. Norton                     Production

David E. Orbach                       Production

Theodore A. Singer                    Coordinator

Craig A. Pearlman                     Production Assistant

Gerard Donnelly                       Design Assistant

                            Assets Purchase Agreement
                       Exhibit 2.01(g) - Employee Benefits

Medical Insurance (including Dental)

Life Insurance

Supplemental Disability Insurance

401(k) Plan (with Profit Sharing Contribution by company)

Cafeteria Plan - Medical

Cafeteria Plan - Dependent Care

State Unemployment

Federal Unemployment

Disability

Workers Compensation